Exhibit 10.9

APPENDIX A

Amendments to Compensation Policy

Itamar Medical Ltd.

(The "Company")

Compensation Policy

As approved by the Company's Compensation Committee on March 10, 2019

By the Company's Board of Directors on March 12, 2019

And by the Company's Shareholders at a Meeting of the Shareholders on May 29 2019

The definitions and terms in this Compensation Policy shall have the definitions assigned them in the Companies Law of 1999 (hereinafter: the "Companies Law"), unless otherwise defined in the Compensation Policy.

1.      General

The Companies Law-1999 (hereinafter: the "Companies Law")sets forth provisions, which addresses regulating the structure of compensation to officers in publicly held companies and in bond companies, as well as establishes a special process for its approval. In accordance with the Amendment, the Compensation Committee and the Board of Directors of the Company adopted this Compensation Policy.

The considerations which guided the Compensation Committee of the Company (hereinafter: the "Compensation Committee")and the Company's Board of Directors in adapting the policy are advancement of the Company's objectives, its workplan, and its policy through the perspective of the current year and with a long-term view; creating appropriate incentives for officers in the Company taking into account, inter alia, the Company's risk management policy; creating congruence between the officers' interests and the interests of the Company's shareholders; the Company's size and the character of its activities; as well as regarding [sic] terms of service and employment that include variable components — the officer's contribution to achieving the Company's goals, to maximizing its profits, and to maximizing the Company's value, all with a long-term view and according to the officer's role.

The Compensation Policy was drafted taking into account the character of the Company as a company active in the field of research and development, marketing, and sale of medical devices, taking into account the scope of the Company's current activities, its being a dual listed company traded on the biomed index of the Tel Aviv Stock Exchange Ltd. (hereinafter: the "Stock Exchange") and the Nasdaq stock Exchange in the U.S. (hereinafter: the "Nasdaq"), taking into account the Company's strategy to increase the scope of the Company's activities according to the Company's business plans and strategies.

The principles of the Compensation Policy were formulated after internal deliberations that took place within the Company's Compensation Committee and Board of Directors in consultation with external advisors. The principles of this policy were intended to ensure that the officer's compensation will be consistent with the Company's interests and its total organizational strategy while taking into account the Company's risk management policy and, at the same time, will result in increasing the officers' sense of identity with the Company and its activities, will increase their satisfaction and motivation, and will result in retaining the officers in the Company over time. The compensation principles are based on targets and indices that are derived, inter alia, from various Company plans, as determined by the Board of Directors from time to time.

The components of the Compensation Policy will address each of the following:

A.	Fixed components: Salary, social benefits (such as: beneficial pension arrangement, disability insurance, continuing education fund, vacation days, convalescence days, and sick days), benefits accompanying salary (such as: vehicle, mobile phone, mobile computer, Internet connection, financing participation in professional conferences, professional literature, professional liability insurance, including grossing up the value of imputing the benefit for tax purposes), and may include a signing bonus and a relocation bonus as well as severance payments (bonus, payment, reward, competition, or any other benefit, there are given to an officer with respect to the end of his position in the Company).

B.	Variable components: Different types of bonus including, inter alia, an annual bonus, a special bonus, etc.

C.	Variable equity components: Options, shares, restricted shares (RS), restricted share units (RSUs), and so forth, that are issued in the framework of equity-based reward programs that have been adopted and/or will be adopted in the future by the Company.

D.	Insurance, release, and indemnification: Directors and officers liability insurance (both during the regular course of business as well as with respect to one-time runoff events), release from liability for officers, in advance and retroactively, and grant of an undertaking to indemnify the officer in advance and retroactively.

The provisions of this Compensation Policy apply to the officers in the Company only, as defined in the Companies Law.

The Compensation Policy is worded in the masculine for the sake of convenience only, but its provision shall apply equally regarding women and men, without differentiation and without change.

It is clarified that anywhere in the Compensation Policy where it indicates annual wage (gross)/base salaries, the total actual cost to the Company, will also include payment of social and related benefits to the extent required by law.

It is emphasized that this policy does not grant rights to the Company's officers, and the officers in the Company shall not have an inherent right based on the adoption of this Compensation Policy to receive any of the compensation components specified in the Compensation Policy. The compensation components to which the officers will be entitled will be solely those approved individually regarding each officer by the organs empowered to do so by the Company.

2.       Principles of the Method for Determining Compensation

2.1.	When the Compensation Committee and Company Board of Directors examine and approve the terms of service and employment of an officer (including updating the terms of service and employment, such as salary, of an officer who is already serving), they will address, inter alia, the following topics, to the extent they are relevant to the officer:

2.1.1.	The education, qualifications, expertise, professional experience, and achievements of the officer.

2.1.2.	The officer's position, his fields of responsibility, and his expected contributions to achieving the Company's goals.

2.1.3.	The officer's prior salary agreements.

2.1.4.	The terms of employment of corresponding functionaries in the Company.

2.1.5.	To the extent necessary, and the Compensation Committee's discretion, a comparison shall be made to the salary common in the relevant market for similar positions in similar companies.

3.       Ratio Between a Fixed Component and a Variable Component

The ratio between the maximal annual costs of the fixed components and the maximal annual cost of the variable components for officers in the Company as determined in the framework of this Compensation Policy is as follows:

	Percentage of the Fixed Component Out of the Total Compensation (%)	Percentage of the Variable Components (Bonuses and Equity) Out of the Total Compensation (%)
Active Chairperson of the Board of Directors	47%-100%	0%-53%
External and independent directors	18%-100%	0%-82%
Directors who are not an active chairperson of the Board of Directors or external/independent directors	18%-100%	0%-82%
CEO	32%-100%	0%-68%
Other officer (who is not a director or CEO)	31%-100%	0%-69%

4.	The Fixed Component

4.1.       Base Salary

4.1.1.	Active Chairperson of the Board of Directors

4.1.1.1.	The total annual payment with respect to the services of an active chairperson (gross) paid to an active chairperson of the Board of Directors with respect to the provision of services to the Company will be determined by the Compensation Committee, the Company's Board of Directors, and the general meeting of the Company's shareholders, and will not exceed $150,000 (at the exchange rate as it will be from time to time) for a 100% [full-time] position. In the event of the joint service of two active chairpersons of the Board of Directors, the cumulative annual payment (gross) with respect to the provision of the services by the two active chairpersons of the Board of Directors shall not exceed the above sum.

4.1.1.2.	Similarly, the Company shall be entitled to grant an active chairperson of the Board of Directors Securities at fair value as specified in Section 6.3, below.

4.1.1.3.	The Compensation Committee and the Board of Directors of the Company shall be entitled to approve and to bring about the approval by the general meeting of an annual update to the annual payment with respect to an active chairperson's services paid to an active chairperson of the Board of Directors, subject to said payment increasing, at most, by five percent (5%) more than the amount specified in Section 4.1.1.1, above, during the course of the effective period of this Compensation Policy.

4.1.1.4.	Additionally, a chairperson of the Board of Directors (active and inactive) will be entitled to reimbursement for reasonable expenses actually paid in the framework of his/her duties in exchange for presentation of receipts, all in accordance with Company practice.

4.1.2.	Directors (Other Than an Active Chairperson of the Board of Directors)

4.1.2.1.	The remuneration to external directors and independent directors in the Company will be relative remuneration or annual remuneration and per meeting remuneration (including in the event of a written resolution or telephone call) as well as reimbursement for expenses, that shall be determined in accordance with the provisions stipulated in the Companies Regulations (Rules Regarding Remuneration and Expenses for an External Director) of 2000 (hereinafter: the "External Directors Regulations"), as they may be from time to time.

4.1.2.2.	Similarly, the Company shall be entitled to grant external directors and independent directors Securities in accordance with the External Directors Regulations and at fair value as specified in Section 6.2~~3~~, below.

4.1.2.3.	The Company shall be entitled to pay special compensation to an expert director which will be relative remuneration or annual remuneration and her meeting remuneration to an expert director (including in the event of a written resolution or telephone call) as well as reimbursement for expenses, that shall be determined in accordance with the provisions stipulated in the External Directors Regulations, as they may be from time to time.

4.1.2.4.	The remuneration that will be paid to directors who are not external directors, independent directors, and/or an active chairperson of the Board of Directors (annual remuneration and per meeting remuneration) will not exceed what is stated in the External Directors Regulations, as they may be from time to time. Similarly, the Company shall be entitled to grant such directors Securities at fair value as specified in Section 6.2, below. The total payment granted to each such director (including variable components) will not exceed the remuneration actually paid to external directors.[1]

4.1.2.5.	Additionally, directors in the Company will be entitled to reimbursement for reasonable expenses actually paid in the framework of their duties in exchange for presentation of receipts, all in accordance with Company practice.

1      To the extent the compensation to external directors is not equal, including if one of the external directors is entitled to a supplement based on his being an expert external director, then the compensation to an ordinary director may be in the amount of the higher compensation.

4.1.3.	Company CEO

4.1.3.1.	The annual salary (gross) of the CEO of the Company will be determined by the Compensation Committee, the Company's Board of Directors, and the general meeting of the Company's shareholders, and will not exceed US $360,000 (at the exchange rate as it will be from time to time) for a 100% [full-time] position.

4.1.3.2.	The Compensation Committee and the Board of Directors of the Company shall be entitled to approve and to bring about the approval by the general meeting, subject to the provisions of law, an annual update of the annual salary of the Company's CEO, provided such increase does not exceed five percent (5%) of the amount specified in section 4.1.3.1 above, during the course of the effective period of this Compensation Policy. In addition, and without limitation to the provisions of the Companies Law, as at the date of approval of this Compensation Policy or as shall be in effect from time to time, the Compensation Committee may approve, pursuant to section 272 (d) of the Companies Law, (without a need for the approval of the Board of Director or the general meeting of shareholders), an immaterial annual update of the annual salary of the Company's CEO, provided that such increase does not exceed five percent (5%) and fifteen percent (15%) in the aggregate, of the amount set forth in section 4.1.3.1 above, and provided further that it is a change of currently existing terms/transaction, that the Compensation Committee determined that the update is indeed not material compared to the currently existing terms/transaction of the Company's CEO and provided further that such update is in compliance with the terms of the current Compensation Policy.

4.1.3.3.	In the framework of determining the Company CEO's salary, the members of the Company's Compensation Committee and Board of Directors may take into consideration, inter alia, the salaries of CEOs in other dual listed publicly traded companies similar in size or character to the Company (hereinafter: the "Comparison Companies") as well as the Company's financial performance and the CEO's contribution to the Company.

4.1.3.4.	Additionally, the Company CEO will be entitled to reimbursement for reasonable expenses actually paid in the framework of his/her duties in exchange for presentation of receipts, all in accordance with Company practice.

4.1.4.	Officers

4.1.4.1.	The annual salary (gross) of each of the officers in the Company will be determined by the Compensation Committee and the Company's Board of Directors, and will not exceed NIS 846,000 for a 100% [full-time] position.

4.1.4.2.	The Compensation Committee and the Board of Directors of the Company shall be entitled to approve an annual update of the annual salary of the Company's officers, subject to said annual salary increasing, at most, by five percent (5%) more than the amount specified in this section, above, during the course of the effective period of this Compensation Policy.

4.1.4.3.	In the framework of determining the salary of the Company officers, the members of the Company's Compensation Committee and Board of Directors may take into consideration, inter alia, the salaries of officers in equivalent positions in the Comparison Companies as well as the Company's financial performance and the officer's contribution to the Company.

4.1.4.4.	Additionally, the officers will be entitled to reimbursement for reasonable expenses actually paid in the framework of their duties in exchange for presentation of receipts, all in accordance with Company practice.

~~4.1.4.4.4~~.4.1.4.5.	Notwithstanding the provisions of this Compensation Policy, the Company CEO may approve an immaterial update in the terms of service and employment of officers reporting to him, provided such update is in line with the provisions of this Compensation Policy and its aggregate scope does not exceed five percent (5%) of the total compensation of such officer on the approval date of this Compensation Policy (or on the date of approval of the officers' engagement, whichever is later). Such an immaterial update, approved by the Company CEO as aforesaid, shall be reported to the Compensation Committee on its first meeting following such approval.

4.2.       Social and Associated Benefits

4.2.1.	The Company shall be entitled to grant the officers, other than the directors, social and associated benefits as specified below, that shall be determined in comparison to the terms common in the market for officers in parallel positions and in accordance with the Company's policies, such as: (A) a beneficial pension arrangement (including the option for an arrangement according to a section of the Severance Pay Law of 1963) [sic]; (B) disability insurance; (C) health insurance; (D) contributions to a continuing education fund; (E) vacation days; (F) convalescence pay; (G) sick days; (H) a Company vehicle; or (I) taxation gross up.

4.2.2.	Similarly, the Company shall be entitled to grant the officers and directors perquisites accompanying wages such as: Mobile phone, mobile computer, Internet connection, and so forth.

4.3.       Signing Bonus and Relocation Bonus

4.3.1.	The Company shall be entitled, under circumstances that shall be approved by the Company's Compensation Committee and by the Board of Directors as exceptional circumstances according to which recruitment of such officer is of great importance to the Company, to offer the officer a signing bonus or a bonus for relocation, all subject to obtaining the approvals required by law.

4.3.2.	The total signing bonus shall not exceed the sum of 8 months' base salary that is determined in relation to the relevant officer. The Company shall be entitled to determine, on the date the signing bonus is granted and at the discretion of the Compensation Committee and the Board of Directors, that the officer will be required to return all or part of the signing bonus granted him to the Company to the extent that he does not complete a minimum term of service in the Company.

4.3.3.	A bonus for relocation will be granted in the event in which the officer relocated to a different country in order to work for the Company. The total bonus for relocation will be calculated according to the officer's actual expenses with respect to relocating opposite the presentation of receipts and, in any event, will not exceed a sum equal to US $90,000 in relation to the Company's CEO and to US $50,000 in relation to an officer who is not a CEO, and may be paid in cash or as share-based compensation, at the discretion of the Compensation Committee and the Board of Directors of the Company.

4.4.          Severance Pay

In any event of a termination of an employment relationship (other than in the event of the termination of an officer under circumstances which, in the opinion of the Compensation Committee and the Board of Directors, grant the Company the right to terminate him without severance pay under the law), the officer will be entitled to severance pay under the law or, alternatively, in the amount of the payments deposited on his behalf with respect to severance pay into a provident fund, pension funds, etc., in accordance with the provisions of Section 14 of the Severance Pay Law of 1963, all at the discretion of the Company and according to what is stipulated in the employment agreement. Notwithstanding the above, the Company shall be entitled to stipulate in the employment agreement with the officer (whether on the date the employment agreement is executed or whether the framework of an update to the employment agreement) a higher amount in severance pay than that which is due to the officer under the law, up to a cap equal to four (4) monthly salaries above the foregoing severance amounts, which will be determined taking into consideration the officer's role, position, the number of years of his employment by the Company, and so forth.

4.5.          Prior Notice

4.5.1.	The Company shall be entitled to give the CEO of the Company a period of prior notice of up to six (6) months. The Company shall be entitled to give an officer in the Company who is not a CEO a period of prior notice of up to four (4) months. The Company shall be entitled to waive the employment of an officer (including the Company CEO) in the Company during the course of the prior notice period, in whole or in part, provided that it continued to make all of the payments he is due under his employment agreement. Alternatively, the Company shall be entitled to terminate the officer's (including the Company CEO) employment without prior notice provided that the Company pays the officer (including the Company CEO), on the date of the termination of his employment, payments that shall not be less than the payments he is owed in lieu of the prior notice period.

4.5.2.	The Compensation Committee and the Board of Directors will be entitled to grant approval to an officer (including the Company CEO) for the officer to be entitled to monetary and/or equity bonuses with respect to the prior notice period and that the prior notice period will count toward the vesting of equity compensation, to the extent it has been granted him.

4.5.3.	The prior notice period granted each officer (including the Company CEO) shall be determined in the employment agreement with the officer (including the Company CEO) (whether on the date the employment agreement is executed or whether within the framework of an update to the employment agreement), or it may be approved by the appropriate organs of the Company at a later date.

5.       Variable Component Bonus, Special Bonus, and Commissions

5.1.          Targets for an Annual Bonus for an Officer (Including the Company CEO and Not Including Directors)

The Company is entitled to grant an officer (including the Company CEO) an annual bonus that will be calculated according to the level of his having met targets and indices and various types, in whole or in part, all as specified below. The said targets and indices with respect to the Company CEO, shall be approved by the Compensation Committee and the Board of Directors.

The Company may grant officers who report to the Company CEO (excluding directors) an annual bonus, which will be calculated taking into consideration the level of the respective officer's having met targets and indices and various types, in whole or in part. Such targets and indices shall be determined solely by the Company's CEO, as detailed hereunder.

5.1.1.      Company Targets — Company indices are economic indices for the Company's performance, as follows: (A) the Company's share price or the Company's value, on the exchange on which it is traded; (B) the Company's income from sales; (C) operational profit/loss;2 (D) income from the sales of any of the Company's products; (E) income from sales of the Company's products, in whole or in part, in a particular territory/market; (F) gross profit; (G) net profit/loss; (H) EBITDA. The weight that will be given to (a) Company target(s) that is chosen is 0%-100%. Targets B through H, above, will be calculated on the basis of the Company's audited consolidated financial statements.

[2]	For the purpose of the above Board of Directors' review, operational profit/loss will be taken after neutralizing depreciation and amortization, changes in allocations for lost and doubtful debts, expenses with respect to share-based payment, and the effect of one-time events.

5.1.2.         Personal Targets — Indices that will be determined in relation to each of the officers (including the Company CEO), in accordance with the position filled by that same Officer and the Company's work plan, and which may include, inter alia, as applicable to the relevant organizational departments: Meeting targets for development, decreasing manufacturing costs, improving product quality as measured by the quantity of malfunctions, improving financial indices at the organizational unit level such as sales and profitability, meeting client installation accrual targets, breaking into new markets, compliance with sales mix, cash balances, collection, meeting expense targets, meeting financing targets, closing distribution transactions, implementing distribution transactions, client satisfaction index, employee satisfaction index, employee turnover target, regulatory filing and approval according to plan, clinical trials and recruitment of patients for clinical trials, meeting the number of launches of new products, raising capital (including by means of a public offering/initial public offering) in relation to the relevant organizational units), reduction of inventory quantities and shortening inventory cycles, publishing clinical articles according to plan, placing the Company's products in guidelines, meeting success targets for customer training and marketing events, meeting supply targets and milestones for receiving insurance coverage. The weight that will be given to (a) personal target(s) that is/are chosen is 0%-100%.

5.1.3.        Manager's Evaluation — Performance evaluation by the Board of Directors of the Company (in relation to a CEO) or by the CEO of the Company (in relation to all other officers). The evaluation will address, inter alia, criteria which are not financial, the long-term contribution of the officer and to his long-term performance. Within the framework of determining the targets of the Company CEO, the weight that will be given this category is up to 20%.

The Compensation Committee and the Board of Directors (with respect to the Company CEO) or the Company CEO (with respect to officers reporting to him) will determine the number and composition of the targets as well as the weights of the targets in the same category (for example: If 2 personal targets are chosen, then the Board of Directors will determine the weight of each of them provided that their total weight not exceed 100%). The Compensation Committee and the Board of Directors, or the Company CEO, as set forth above, may condition the entitlement to compensation in meeting one target and may determine that all targets shall be of only one type.

Specifics of the targets in each measurement category as well as the relative weight of each of the measurement categories will be coordinated for each officer separately (to the extent that targets were indeed determine for each officer, as aforementioned), according to the officer's seniority, role and according to the organizational unit to which he belongs and/or which he supervises.

5.2.       Date of Determination of the Criteria

In relation to officers who report to the CEO of the Company, to the extent that their annual bonus will be contingent upon meeting targets, the weight of each of the different measurement categories will be determined each year in advance, with the approval of the CEO. In relation to the CEO of the Company, the targets and the weight of each of the different measurement categories will be determined at least each year in advance by the Board of Directors of the Company and with the approval of the Compensation Committee. Notwithstanding the above, it shall be possible to determine said weights for a number of years in advance subject to the authority of the relevant organ to update, to the extent necessary, these weights at the start of each calendar year.

5.3.        Maximum Annual Bonus — The maximum amount of the annual bonus shall not exceed the sum of twelve (12) months' salary (in terms of cost to the Company) for a Company CEO, and nine (9) months' salary (in terms of cost to the Company) for any other Officer who is not a director or CEO and who resides in Israel.

5.4.         Method of Payment of the Annual Bonus — The annual bonus may be paid, in whole or in part, in cash or in equity-based payment (for example, shares, restricted shares, options, etc.) at the discretion of the Compensation Committee and the Board of Directors of the Company.

5.5.        The annual bonus will be paid immediately after the Company has the final data in relation to the relevant criterion and in relation to the criteria under the financial statements — after publication of the Company's audited annual financial statements.

5.6.        Calculation of the Bonus in Cash Upon Ending the Employment Relationship — In the event in which the employment relationship between the officer and the Company comes to an and as a result of termination of the officer during the course of a calendar year (provided that is not termination under circumstances that do not entitle the officer to severance pay): The terminated officer shall be entitled to a relative portion of the annual bonus only with respect to meeting the criteria under the financial statements, which will be calculated pro rata, in accordance with the period during the respective calendar year, during which the respective officer was employed by the Company.

5.7.        In the event in which the employment relationship between the officer and the Company comes to an end as the result of the resignation of the officer during the course of the calendar year (provided that it is not resignation under circumstances that had it been the termination of the officer, he would not have been entitled to severance pay): The resigning officer shall be entitled to an annual bonus in relation to a particular calendar year solely with respect to meeting criteria under the financial statements and only to the extent that he served as an officer in the Company up until March 31 the following year, where the amount of the bonus will be calculated according to what is stated in Section 5.4.2(A) through (C), above.

5.8.       Regarding calculation of the equity bonus at the end of the employment relationship, see Section 6.9, below.

5.9.         Special (Discretionary) Bonus to Officers Reporting to the CEO

Subject to the principles for determination of a bonus set forth in this section above, including the cap applicable to such bonus, and mutatis mutandis:

5.9.1.      The Compensation Committee and the Board of Directors of the Company may determine that, in addition to the annual bonus or instead of the annual bonus, an officer who reports to the Company CEO, may be eligible to a discretionary bonus up to a cap of three (3) salaries.

5.9.2.      As part of the variable compensation component of officers reporting to the Company CEO, the Company CEO may approve in respect of each calendar bonus year, a discretionary bonus, which shall not exceed three (3) monthly salaries of the respective officer. Such a bonus shall be reported to the Compensation Committee at its first meeting following such approval by the Company's CEO.

5.10.       Special (Discretionary) Bonus to the company CEO

5.10.1.   In addition to the annual bonus, the Company shall be entitled to pay to the Company's CEO, a special bonus, which shall be determined at the discretion of the Compensation Committee and the Board of Directors of the Company, including for the Company's CEO performance which cannot be measured or in light of the special and exceptional contribution of the Company's CEO, such as in connection with closing a deal of exceptional scope or the achievement which it embodies. The special bonus will be granted to the Company's CEO subject to approval of the Compensation Committee and the Board of Directors.

5.10.2.    A special (discretionary) bonus as aforementioned may be paid to the Company's CEO only once per year. The amount of the special bonus Discretionary bonus (together with the reminder to the discretionary components of the variable compensation, to the extent there are such components) shall not exceed (1) three (3) months' salary (in terms of cost to the Company) or (2) 25% of the total actual variable compensation components of the Company's CEO.3

~~5.9.3.~~5.10.3.   The special bonus may be paid, in whole or in part, in cash or in equity-based payment (for example, shares, restricted shares, options, etc.) at the discretion of the Compensation Committee and the Board of Directors of the Company.

5.11.       Commissions

5.11.1.    In addition to the annual bonus and the special bonus, the Company shall be entitled to pay the officers in the fields of sales, marketing and business development, commissions in accordance with the Company's procedures which shall be approved by the Compensation Committee and the Board of Directors of the Company.

5.11.2.    The amount of the commissions awarded to officer as stated will be calculated as a percentage of the amount of the income from the Company's sales or income from the sales of any of the Company's products or income from the sales of the Company's products, in whole or in part, in a particular territory/market, that shall be determined in advance, each calendar year in relation to the following year, by the Compensation Committee and the Board of Directors of the Company. In any case, the amount of commissions awarded to each officer shall not exceed the sum of NIS 700,000 per year.

3            In accordance with Section 5.1.3, above, 20% of the total annual bonus to the Company CEO may be awarded in accordance with the evaluation of the Board of Directors of the Company, where the maximal annual bonus stands at nine months' salary in relation to the Company's CEO, see Section 5.3, above) (hereinafter in this footnote: the "Discretionary Component in Relation to the Annual Bonus"). It is clarified that in any event, the amount paid to the Company CEO with respect to the Discretionary Component in Relation to the Annual Bonus together with the amount of the special bonus as stated in Section 5.9.2, with respect to that same calendar year, shall not exceed the higher of: (1) three (3) months' salary (in terms of cost to the Company) for each of the officers in the Company or (2) 25% of the total variable components due to the Company's CEO.

5.12.        Discretion Regarding Reducing a Bonus

The Compensation Committee and the Board of Directors of the Company shall be entitled, in exceptional cases, at their discretion, to reduce or cancel a bonus or commissions to an officer.

6.       Variable Equity Component

6.1.       General

The Company shall be entitled to adopt, from time to time, plans for distributing options to be exercised for shares in the Company, plans for granting shares, restricted shares and/or restricted share units (RSUs) and so forth (in this section: "Securities"), to the officers, with the purpose of maintain the officers with the Company for the long term as well of incentivizing the officers in the Company to meet the annual and perennial work plan's targets or any other target determined by the Compensation Committee and the Board of Directors of the Company (including a share price target or company value target on the exchange on which the Company's shares are traded), all in accordance with the terms specified in this Compensation Policy, below inn connection with officers.

The Company shall be entitled to grant Securities based such plans including to officers, from time to time, in accordance with the education, qualifications, expertise, professional experience, position, areas of responsibility, and measure of contribution to the Company of the relevant officer.

6.2.         Fair Value — The fair value of the Securities that will be granted to each Officer on the grant date, in annual terms, based on a linear calculation, shall not exceed a total of twenty four (24) months' salary (in terms of cost) for the CEO of the Company and a total of twelve (12) months' salary (in terms of cost) for any other officer who is not a director or CEO.4 It is clarified that the above fair value ceilings do not include an annual bonus or special bonus paid as equity compensation, regarding which the ceilings specified in Sections 5.3 and 5.10, above, apply — respectively.

The fair value of the Securities granted to each director on the grant date, in annual terms, based on a linear calculation, shall not exceed the sum of NIS 300,000.

6.3.         Exercise Price — Subject to the vesting of the options, the exercise price of the options shall be as follows:

6.3.1.	With regard to options that vest subject solely due to the passing of a period of time (without meeting targets): The exercise price shall not be less than the average price of a Company share on the Stock Exchange in the thirty (30) trading days preceding the date of approval of the grant by the Board of Directors of the Company.

6.3.2.	With regard to options that vest subject to meeting targets: The exercise price shall not be less than the average price of a Company share on the Stock Exchange in the thirty (30) days preceding the date of approval of the grant by the Board of Directors of the Company.

It is clarified that unless otherwise stipulated by the Compensation Committee and the Board of Directors and subject to the provisions of all laws (including the provisions of the Companies Law-1999 (the "Companies Law") and the provisions of the Stock Exchange bylaws), the exercise price of shares and restricted share units is zero.

4      For the purpose of Section 6.3, the fair value of the Securities on the grant date in annual terms will be calculated as the amount received from the distribution of the economic value that will be used for financial reporting purposes, by the number of years until they vest (as opposed to the manner in which accounting expenses are recorded, which may be different because of a different spread (over the course of years) of the economic value).

6.4.         Formulation of Eligibility — The Company shall be entitled to grant officers Securities that will vest after the passing of a period of time as stipulated and subject to continued employment in the Company and shall be entitled to grant officers Securities whose vesting is conditioned on meeting targets and/or milestones and/or upon the occurrence of a particular event that shall be established in advance and subject to continuous continued employment (or provision of services) in the Company and/or in a related company. Without derogating from the generality of the above, such targets may include a target share price or company value on the exchange on which the Company's shares are traded.

6.5.        The vesting period of the Securities will be as determined by the Company on the date they are granted, but in any case (other than as described in Section 6.7, below), the vesting period of the first portion of Securities that is granted in the framework of any grant shall not be less than one year from the grant date or from the start of the officer's employment with the Company, as determined by the Board of Directors of the Company.

6.6.     Acceleration of Vesting of Securities

The Compensation Committee and the Board of Directors will be entitled to stipulate that on the occurrence of an Acceleration Event (as defined, below), or as a result of the end of an engagement because of death or disability, the vesting of the Securities granted to the officer, in whole or in part, will accelerate, including in relation to Securities granted prior to approval of this Compensation Policy.

"Acceleration Event" means one or more of the following events, when the Company has exclusive discretion to decide in relation to each grant of Securities, which of the below events will be included under the definition of an Acceleration Event in relation to that same grant (and provided that the definition will include at least one event from the below list): (A) Change in control (as this term is defined in the Securities Law of 1968) in the Company; (B) sale of all or most of the Company's assets; (C) a grant of a worldwide, exclusive license to all or most of the Company's intellectual property; (D) a merger, after which those who were shareholders in the Company prior to the merger will hold less than 50% (or any lower percentage determined by the Compensation Committee and the Board of Directors) of the issued equity and voting rights in the surviving or acquiring corporation, as applicable, after the merger; (D) an initial public offering (IPO) in the US.

6.7.         Adjustments — The Securities' prices will be subject to common adjustments, including adjustments with respect to a dividend, beneficial shares, changes in equity (consolidation, split, etc.), the issuing of rights, and a change in the Company's structure (such as: split, merger, etc.) and so forth.

6.8.         Method of Exercise of the Options the Compensation Committee and the Board of Directors of the Company will be entitled to stipulate in the framework of granting Securities, that their exercise will be made according to the value of the benefit inherent therein ("Net Exercise"), in consideration for sale of shares, or in any other lawful method..

6.9.         End of Employment Relationship —The Company's equity compensation plans will include reference to the terms that will apply in the event of the end of the employment relationship between the officer and the Company, including in the event of the end of the employment relationship as a result of termination, or as a result of death or disability of the officer (heaven forfend).

6.10.       Maximum Rate of Dilution — The total quantity of Securities that shall be allocated to employees of the Company during the course of the period starting on the date of approval of this Compensation Policy and until approval of a new Compensation Policy (hereinafter in this Section: the "Relevant Period") shall not exceed 15% of the Company's issued and paid up equity fully diluted during the course of the Relevant Period. To the extent that when making the above calculation, there are Securities that have already been exercised prior to the calculation date, then in relation to Securities that were thus exercised according to the value of the benefit inherent in them (meaning, a Cash Less [sic] exercise as stated in Section 6.10, above), the quantity of exercise shares actually allocated with respect thereto shall be taken into account and not the quantity of convertible Securities prior to being exercised.

6.11.      The Compensation Committee and the Board of Directors of the Company weighed the possibility of establishing a ceiling for the exercise value of variable equity components and decided not to establish such a ceiling in the framework of the Compensation Policy.

7.     Employment as a Contractor or by Means of a Management Company

The Company is entitled to employ the officer as an independent contractor and not as a salaried employee. In such case, all of the ceilings stipulated in this document will be translated to employer cost terms in order to examine whether the terms of the employment of that same officer meet the principles of this Compensation Policy, which shall apply to him mutatis mutandis. In such case, the term "employment agreement" in this policy shall be called an "agreement for the provision of services" or a "consulting agreement," as applicable.

8.     Work Overseas

Notwithstanding the provisions of this Compensation Policy, the cap (including fix components and variable components) for the compensation of an officer living outside of Israel for the purpose of performing his duties overseas shall be according to the compensation common for similar functionaries in the Company or functionaries in other publicly traded companies similar in size and character to the Company and who live in that same state.

9.       Release, Indemnification, and Insurance

9.1.  The Company shall be entitled to grant officers (including directors) (a) a release from liability, in advance and retroactively, provided that such release shall not apply to decisions or transactions in which a controlling shareholder or any officer (including a director) has a Personal Interest, as defined in the Companies Law, including a Personal Interest of any officer (including a director) who is not the recipient of said release; (b) liability insurance (including a Run-Off type insurance policy); as well as (c) an undertaking to indemnify, as is Company practice, all subject to the provisions of the Companies Law and the Company's Articles of Association.

9.2.  Without derogating from the generality of the above, the Company shall be entitled, at any time during the course of the duration of this Compensation Policy, to acquire a directors' and officers' (including controlling shareholders) liability insurance policy, as they may serve the Company from time to time, to extend and/or to renew the existing insurance policy, and/or to enter into a new policy on the renewal date or during the insurance coverage period, with the same insurer or with another insurer in Israel or overseas, according to the terms specified below, for directors' and/or officers' insurance, provided that said engagements shall be on the basis of the principles of the terms specified below and the Compensation Committee and the Board of Directors of the Company approved it:

9.2.1.	The maximum coverage level under the policy shall not exceed US $50 million per claim, and cumulatively, for the coverage period or US $100 million per claim, and cumulatively, for the coverage period, in the event that the Company's valuation is between US $150 million and US $500 million;
9.2.2.
The annual insurance premium shall not exceed the sum of (a) US $150,000 or (b) if and as long as the Company is subject to reporting requirements of the US securities authority (the "SEC"), the annual premium shall not exceed US $600,000. The aforementioned annual premium cap may be updated every year in up to %10 compared to the annual premium of the preceding year;

9.2.3.	The Compensation Committee and Board of Directors of the Company will approve annually the Company's engagement in a new policy that meets the terms established in subsections 9.2.1 and 9.2.2, above;

9.2.4.	The insurance policy shall be extended to cover lawsuits that shall be filed against the Company itself (as opposed to lawsuits against directors and/or officers therein) relating to violation of securities laws, at least in Israel (entity coverage for securities claims) and payment arrangement shall be established for insurance proceeds according to which the right of the directors and/or officers to receive indemnification from the insurer under the policy takes precedence over the Company's right;

9.2.5.	The policy shall also cover the liability of directors and officers considered controlling shareholders in the Company or their relatives, from time to time, provided that the coverage terms with respect to them shall not exceed those of the other directors and/or officers in the group.

10.     Reimbursement to the Company of Sums Granted to Officers

In the event in which the Company's audited and consolidated financial statements are amended for any year, in such manner that had the amount of the grant, which was due to the officer with respect to that same year, been calculated according to the amended data, the officer would have received a grant in a different amount, the Company shall pay the officer, or the officer shall reimburse the Company, as applicable, the difference between the amount of the grant received and that to which he would have been entitled as a result of said amendment, provided that a period of three (3) years has not passed from the date on which the grant whose reimbursement is sought was made. The manner of payment or reimbursement of such sums, as applicable, including spreading such sums into incremental payments, payment dates, linkage of such sums, etc., shall be determined by the Compensation Committee and Board of Directors of the Company.

11.     Term of the Compensation Policy

The Compensation Policy shall remain in effect for a period of three years, commencing on the date of approval of the Compensation Policy by the general meeting.

12.       Ratio Between Cost of Terms of Service and Employment of Officers and Other Company Employees

The Compensation Committee and the Board of Directors of the Company examined the ratios between the cost of the terms of service and employment of the officers and the cost5 of salary of the rest of the employees of the Company and contractors employed by the Company,6 and in particular — the ratios to the average salary and the median salary of such employees, as of the date of the approval of this Compensation Policy, and determined that these ratios are not expected to have an impact on the employment relationships in the Company with regard, inter alia, to the manner of the Company's activities and its size as well as the responsibility borne by the various officers in the Company and the complexity of their positions.

13.         Miscellaneous

13.1.       This document does not establish any right to remuneration of any type or class whatsoever for officers to whom this Compensation Policy applies and/or to any other third party.

13.2.       It is clarified that nothing stated in this policy shall derogate from the provisions of the Companies Law and/or the Company's Articles of Association with regard to the manner in which the Company engages an officer of any kind in connection with the terms of their [sic] service and employment and the provisions of this policy likewise do not derogate from any requirement to report officers' compensation in accordance with the Securities Law, 1968 and the regulations enacted thereunder.

13.3.      The Compensation Committee and Board of Directors of the Company will determine the indices comprising the variable compensation targets in consideration of the recommendation of the Company's management.

13.4.       During the process of approval of any annual plan, with all of the various components, by the Board of Directors, there will be an annual examination of changes to the Company's targets, market conditions, the condition of the Company, etc. Accordingly, and to the extent relevant, the targets of any plan, its indices, and its compensation targets, will be re-examined yearly, and their actual implementation will be subject to change according to the decisions of the Board of Directors from time to time.

13.5.       The Board of Directors is entitled, after approval of a particular annual compensation plan, to resolve that compensation will not be paid according to the plan, and is likewise entitled to order the cancellation or suspension of part or all of the plan, based on grounds as seen fit by the Board of Directors and based on considerations of the Company's welfare.

13.6.       The Board of Directors will examine from time to time the Compensation Policy and the need to adjust it if there is a substantive change to the circumstances which existed upon its establishment or for other reasons.

* * * * *

5    "Salary Cost" — as defined in the First Supplement A to the Companies Law.

6       In calculating said ratio, only employees of Itamar Medical Ltd. were included.

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